Exhibit 99.1

                Citrix Reports Third Quarter Earnings

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Oct. 20, 2004--

  Year-Over-Year Revenue Growth of 30%; Earnings Per Share of $0.22, Up 23% Over Comparable Period Last Year; Adjusted Earnings Per Share
        of $0.24, Up 28% Over Comparable Period Last Year

    Citrix Systems Inc. (Nasdaq:CTXS), the global leader in access infrastructure solutions, today reported results for the third quarter ended September 30, 2004.
    Revenues for the third quarter of 2004 were $187.6 million, compared to $144.3 million in the same period of the prior year, representing a 30 percent increase. Deferred revenue grew to $202.3 million, compared to $144.6 million in the same period of the prior year, representing an increase of 40 percent.

    GAAP Results

    Net income for the third quarter of 2004 was $38.4 million, or $0.22 per diluted share, compared to $31.0 million, or $0.18 per diluted share, for the same period a year ago.

    Adjusted Results

    Net income, adjusted to exclude the effect of amortization of intangible assets, was $42.3 million for the third quarter of 2004, or $0.24 per diluted share, compared to $32.8 million, or $0.19 per diluted share, in the comparable period last year.
    "The third quarter was a record quarter for revenue," said Mark Templeton, president and chief executive officer for Citrix. "Additionally, we saw strong performance from the Citrix Online division, double-digit revenue growth year-over-year and improved operating margins sequentially.
    "We saw strength in three key areas: in our core enterprise business; in new products, especially the Access Suite; and in our subscription businesses. Enterprise customers are expanding their use of Citrix software and services as they see more strategic value in access infrastructure as a core business system."

    Q3 Financial Highlights

    - Total revenues grew 30 percent over the comparable period last year.

    - By segment, Americas revenue grew 15 percent; EMEA revenue grew 25 percent; and APAC revenue grew 31 percent, compared to last year.

    - License revenue increased 1 percent sequentially and declined 2 percent year-over-year.

    - Revenue from license updates grew 62 percent over last year.

    - The Citrix Online division contributed $14.1 million of revenue during the quarter, a sequential increase of 35 percent.

    - Services revenue, which is comprised of consulting, education and technical support, grew 35 percent year-over-year.

    - Operating margin was 24.7 percent for the quarter; adjusted operating margin was 27.5 percent, excluding the effect of amortization of intangible assets.

    - Cash flow from operations was approximately $62 million for the quarter.

    - During the quarter, the company repurchased 3.0 million shares at an average net price per share of $17.75.

    Financial Outlook

    Citrix management offers the following guidance for the quarter and year ending December 31, 2004:
    Net revenues are expected to be in the range of $195 million to $205 million for the quarter ending December 31, 2004; for the full year 2004, net revenues are expected to be in the range of $722 million to $732 million.
    GAAP earnings per share is expected to be in the range of $0.23 to $0.25 for the quarter ending December 31, 2004; for the full year 2004, GAAP earnings per share is expected to be in the range of $0.69 to $0.71.
    Adjusted earnings per share, which excludes the effect of amortization of intangible assets related to business combinations, is expected to be in the range of $0.25 to $0.27 for the quarter ending December 31, 2004; for the full year 2004, adjusted earnings per share, which excludes the effects of amortization of intangible assets related to business combinations, in-process research and development, and the write-off of deferred debt issuance costs is expected to be in the range of $0.89 to $0.91.
    The above statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

    Customer Highlights

    Citrix closed several large customer agreements during the quarter, including Ayuntamiento de Madrid, Computer Associates International Inc., German Armed Forces, Huawei Technologies, Junta de Andalucia - Servicio Andaluz de la Salud, and the Syracuse City School District.
    The city government of Madrid, Spain, Ayuntamiento de Madrid, licensed 1,500 seats of the Citrix(R) MetaFrame(R) Access Suite, including the MetaFrame Presentation Server component product. Informatica del Ayuntamiento de Madrid, via Citrix access infrastructure, will provide its municipal workers with secure, easy and instant access to enterprise applications such as SAP, no matter where they are located, from anywhere, at anytime, using any device, over any connection.
    Computer Associates International Inc., (CA) one of the world's largest management software companies, selected Citrix GoToAssist(TM) to enable it to deliver secure, on-demand, remote technical-support service to millions of customers around the world. With industry-leading Citrix GoToAssist, CA has increased productivity, reduced backlog and the time required to resolve issues, and significantly enhanced customer satisfaction.
    The German Armed Forces selected Citrix MetaFrame Presentation Server for highly secure access to mission-critical applications. To manage the transfer of confidential information, the German Armed Forces needed a solution that would enhance the customized security solutions it already had in place in which no active content is delivered through the Local Area Network (LAN) or wireless connection. By licensing 4,000 seats of the MetaFrame Presentation Server, a number of German Armed Forces personnel can now have secure, reliable, on-demand access to the required applications.
    Huawei Technologies, headquartered in Shenzhen, China and specializing in R&D, production and marketing of telecom equipment, customized network solutions in fixed, mobile, optical and data communications networks, has licensed 1,000 seats of Citrix MetaFrame Presentation Server. The company is quickly emerging as a key player in China's telecom industry, in addition to becoming an active participant in the global telecom market. Using Citrix access infrastructure, hundreds of Huawei Technologies employees will have safe anytime, anywhere access to Oracle and SAP and 30 other frequently used enterprise applications.
    Junta de Andalucia - Servicio Andaluz de la Salud, a regional healthcare organization serving Andalucia, Spain, licensed 2,600 Citrix MetaFrame Presentation Server and MetaFrame Password Manager seats. With Citrix access infrastructure, Junta de Andalucia will continue to enhance its consistent track record of excellent patient care by providing its healthcare employees with fast, company-wide access to a variety of critical office and medical applications.
    Located in Syracuse, N.Y., the Syracuse City School District currently oversees 38 individual schools, ranging from elementary to high school grade levels. The Syracuse City School District holds a common set of core values, which include excellence in learning and teaching, cultural diversity and public accountability. The district is also actively committed to utilizing technology advancements to improve the learning environment for its vast student body. To ensure that its facility and administrative staff have convenient, secure access to applications like their student information systems, Syracuse City School District licensed 2,500 seats of Citrix MetaFrame Presentation Server.

    Product and Alliance Highlights

    During the third quarter, Citrix and SAP announced that Citrix MetaFrame Presentation Server will be offered for SAP upgrades in North America, which will result in faster upgrades, increased productivity, and reduced costs.
    During the quarter, Citrix and Siebel reported that Citrix joined the Siebel Alliance Program as one of only five elite Siebel Strategic Platform Partners. The relationship validates the Citrix MetaFrame Access Suite, and specifically Citrix MetaFrame Password Manager, as an enterprise single sign-on (SSO) solution for Siebel 7.5.3 and Siebel 7.7.
    Citrix held its iForum(TM) Global 2004 conference from October 4 to 7 in Orlando, Florida. The conference, which hosted more than 2,300 IT professionals, and featured a 40- percent increase in the number of sponsors and a 60-percent increase in new attendees. At iForum, Citrix announced it:

    - Expanded its partnering with IBM to further integrate Citrix MetaFrame Presentation Server with WebSphere's Portal v5, and to bundle and market Citrix MetaFrame Presentation Server with several key IBM technologies including WebSphere, Tivoli and Blade Center. This agreement will help propel both companies' "On Demand" strategic visions.

    - Licensed technology from Aurema and RTO Software to enhance the access experience of end users by optimizing processor use and virtual memory in future MetaFrame Presentation Server deployments.

    - Implemented MetaFrame Password Manager at more than 250 organizations, giving users single sign-on access to password-protected applications. Customers that have implemented MetaFrame Password Manager include ABM Industries, March of Dimes, Masco, Olympus America, U.S. Air Force and various government agencies.

    During the quarter, Citrix Online announced:

    - Citrix GoToAssist 6.0 with new features that enable technical support organizations to rapidly resolve support incidents, achieve greater increases in end-user productivity, and make dramatic improvements in customer loyalty.

    - Citrix GoToAssist doubled its customers in 2004, building on its 100 percent year-over-year growth. The industry-leading solution now enables remote support for more than 2,300 on-demand enterprises.

    - A strategic alliance between Citrix GoToMyPC(R) and Verizon
Online to provide special pricing for Verizon Online's customers.

    - A strategic alliance with Sharp Systems of America to provide Sharp notebook customers with a free three-month trial of Citrix GoToMeeting(TM). The alliance extends the successful 2003 promotion during which the two companies offered Citrix GoToMyPC with Sharp's Actius notebooks.

    Conference Call Information

    Citrix will host a conference call today at 4:45 p.m. ET to discuss its financial results, quarterly highlights and business outlook. The call will include a slide presentation, and participants are encouraged to listen to and view the presentation via webcast at http://www.citrix.com/investors.
    The conference call may also be accessed by dialing: (888) 799-0519 or (706) 634-0155, using passcode: CITRIX. A replay of the webcast can be viewed by visiting the Investor Relations section of the Citrix corporate website at http://www.citrix.com/investors through November 17, 2004. In addition, an audio replay of the conference call will be available through October 26, 2004, by dialing
(800) 642-1687 or (706) 645-9291 (passcode required: 1162564).

    About Citrix

    Citrix Systems, Inc. (Nasdaq:CTXS) is the global leader in access infrastructure solutions and the most trusted name in secure access for enterprises and individuals. Nearly 50 million people in more than 120,000 organizations around the world use Citrix every day. Our software gives people secure and well-managed access to business information wherever it lives-on demand. Citrix customers include 100% of the Fortune 100 companies, 99% of the Fortune 500, and 92% of the Fortune Global 500. Based in Fort Lauderdale, Florida, Citrix has offices in 22 countries, and approximately 7,000 channel and alliance partners in more than 100 countries. For more information visit http://www.citrix.com.

    For Citrix Investors

    This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by management, the statements contained in Financial Outlook, and in the reconciliation of non-GAAP financial measures to comparable U.S. GAAP measures concerning management's forecast of revenues and earnings per share, statements regarding existing and new products, and management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, includ ing, without limitation, the success of the company's product lines; the company's product concentration and its ability to develop and commercialize new products and services; the success of investments in foreign operations and vertical and geographic markets; the company's ability to successfully integrate the operations and employees of acquired companies, and the possible failure to achieve anticipated revenues and profits from acquisitions; the company's ability to maintain and expand its core business in large enterprise accounts; the company's ability to attract and retain small sized customers; the size, timing and recognition of revenue from significant orders; the effect of new accounting pronouncements on revenue and expense recognition; the company's reliance on and the success of the company's independent distributors and resellers for the marketing and distribution of the company's products and the success of the company's marketing and licensing programs, including the Advisor Rewards program; increased competition, including potential competition from Microsoft and other companies; changes in the company' s pricing policies or those of its competitors; management of operations and operating expenses; charges in the event of the impairment of assets acquired through business combinations and licenses; the management of anticipated future growth and the recruitment and retention of qualified employees; competition and other risks associated with the market for our Web-based access, training and customer assistance products; as well as risks of downturns in economic conditions generally; political and social turmoil; and the uncertainty in and the effects of a weakened IT spending environment that has impacted the overall demand for software and related services; and other risks detailed in the company's filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

    Citrix(R), MetaFrame(R) and Citrix iForum(TM) are registered trademarks or trademarks of Citrix Systems, Inc. in the U.S. and other countries. GoToMyPC(R), GoToAssist(TM), and GoToMeeting are registered trademarks or trademarks of Citrix Online LLC in the U.S. and other countries. Microsoft(R) is a registered trademark of Microsoft Corporation in the U.S. and/or other countries. All product and company names herein may be trademarks of their respective owners.

    Use of Non-GAAP Financial Measures

    This press release contains non-GAAP financial measures as defined by SEC Regulation G. These non-GAAP financial measures should not be construed as superior to GAAP financial measures. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed in this press release (if available) and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release after the condensed consolidated financial statements and can be found on the Investor Relations page of the Citrix corporate Web site at http://www.citrix.com/investors.


                    CITRIX SYSTEMS, INC.
         Condensed Consolidated Statements of Income
      (In thousands, except per share data - unaudited)

                                     Three Months       Nine Months
                                        Ended             Ended
                                     September 30,     September 30,
                                     2004    2003     2004     2003
                                   -----------------------------------
Revenues:
    Software licenses              $88,455 $90,069  $263,597 $279,144
    Software license updates        70,406  43,406   196,284  118,205
     Services revenue               28,717  10,866    67,309   33,532
                                   -----------------------------------
            Total net revenues     187,578 144,341   527,190  430,881

Cost of revenues                     5,396   5,350    14,557   15,117
                                   -----------------------------------
Gross margin                       182,182 138,991   512,633  415,764

Operating expenses:
    Research and development        21,832  15,656    63,043   47,025
    Sales, marketing and support    82,612  61,331   237,544  183,592
    General and administrative      26,142  20,420    78,730   64,464
Amortization of intangible assets    5,273   2,868    14,504    8,541
In-process research and development      -       -    18,700        -
                                   -----------------------------------
    Total operating expenses       135,859 100,275   412,521  303,622

Income from operations              46,323  38,716   100,112  112,142
Write-off of deferred debt issuance
 costs                                   -       -    (7,219)       -
Other income, net                    3,307   1,021     8,382    4,099
                                   -----------------------------------
Income before income taxes          49,630  39,737   101,275  116,241

Income taxes                        11,182   8,742    22,027   25,573
                                   -----------------------------------
Net income                         $38,448 $30,995   $79,248  $90,668
                                   ===================================
Earnings per common share - diluted  $0.22   $0.18     $0.46    $0.53
                                   ===================================
Weighted average shares outstanding
 - diluted                         172,870 171,111   173,911  171,135
                                   ===================================

Adjusted net income                $42,320 $32,806  $110,524  $96,082
                                   ===================================
Adjusted earnings per share -
 diluted                             $0.24   $0.19     $0.64    $0.56
                                   ===================================

Note: The above presentation of adjusted net income and adjusted diluted earnings per share has been adjusted to exclude the effects of amortization of core technology and other intangible assets primarily related to business combinations of $5.3 million and $2.9 million for the three months ended September 30, 2004 and 2003, respectively, and $14.5 million and $8.5 million for the nine months ended September 30, 2004 and 2003, respectively. For the nine months ended September 30, 2004, adjusted net income and adjusted diluted earnings per share have also been adjusted to exclude the effects of the write-off of deferred debt issuance costs of $7.2 million and in-process research and development of $18.7 million.


               Condensed Consolidated Balance Sheets
                   (In thousands - unaudited)

                                September 30, 2004   December 31, 2003
                                --------------------------------------
ASSETS:

Cash and short-term investments       $265,995           $612,314
Accounts receivable, net                90,115             87,464
Other current assets                    77,745            109,707
                                --------------------------------------
     Total current assets              433,855            809,485

Long-term investments                  274,927            285,957
Property and equipment, net             70,419             65,837
Goodwill and other intangible
 assets, net                           387,432            173,664
Other long-term assets                   7,197              9,996
                                --------------------------------------
     Total assets                   $1,173,830         $1,344,939
                                ======================================


LIABILITIES AND STOCKHOLDERS' EQUITY:

Accounts payable and accrued
 expenses                             $102,661           $114,456
Current portion of deferred
 revenues                              190,894            152,938
Convertible subordinated
 debentures                                  -            351,423
                                --------------------------------------
     Total current liabilities         293,555            618,817

Long-term portion of deferred
 revenues                               11,418             12,137
Other liabilities                        9,338              7,187

Stockholders' equity                   859,519            706,798

                                --------------------------------------
Total liabilities and
 stockholders' equity               $1,173,830         $1,344,939
                                ======================================


   Reconciliation of Non-GAAP Financial Measures to Comparable U.S.
                          GAAP Measures
                           (Unaudited)

    We utilize certain non-GAAP financial measures to evaluate our performance. We consider these measures important indicators of our success. In addition, Citrix provides these non-GAAP measures of the company' s performance to investors to enable them to, among other things, better compare Citrix's most recent results of operations against financial models prepared by the company's investors and securities analysts, and to provide additional information concerning the impact of business acquisitions on Citrix's results of operations. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States ("U.S. GAAP") such as net income and earnings per share and should not be considered measures of our liquidity. In addition, our non-GAAP financial measures may not be comparable to similar measures reported by other companies.
    The following tables reconcile non-GAAP financial measures used in this release to the most comparable U.S. GAAP measure for the respective periods (in thousands, except for per share information and percentages):


                Three Months Ended September 30, 2004
                -------------------------------------
                                                             Earnings
                                                               Per
                      Operating Operating Operating   Net     Share -
                       Expenses   Income    Margin   Income   Diluted
                       --------   ------    ------   ------   -------

U.S. GAAP measure      $135,859  $46,323     24.7%  $38,448    $0.22

Adjustments to exclude
 the effects of
  amortization           (5,273)   5,273      2.8     3,872     0.02
                         -------   -----      ---     -----     ----

Adjusted figures       $130,586  $51,596     27.5%  $42,320    $0.24
                       ========  =======     =====  =======    =====


                  Three Months Ended September 30, 2003
                  -------------------------------------
                                                             Earnings
                                                               Per
                      Operating Operating Operating   Net     Share -
                       Expenses   Income    Margin   Income   Diluted
                       --------   ------    ------   ------   -------


U.S. GAAP measure      $100,275  $38,716     26.8%  $30,995    $0.18

Adjustments to exclude
 the effect of
  amortization           (2,868)   2,868      2.0     1,811     0.01
                         -------   -----      ---     -----     ----

Adjusted figures        $97,407  $41,584     28.8%  $32,806    $0.19
                        =======  =======     =====  =======    =====


                 Nine Months Ended September 30, 2004
                 ------------------------------------
                                                            Earnings
                                                  Net       Per Share
                                                 Income     - Diluted
                                                 ------     ---------

U.S. GAAP measure                               $79,248       $0.46

Adjustments to exclude the effects of
 the following, net of tax:
Amortization                                     10,800        0.06
Write-off of deferred debt issuance costs         5,703        0.03
In-process research and development              14,773        0.08
                                                 ------        ----

Adjusted figures                               $110,524       $0.64(1)
                                               ========       ========


                 Nine Months Ended September 30, 2003
                 ------------------------------------

                                                             Earnings
                                                  Net       Per Share
                                                 Income     - Diluted
                                                 ------     ---------

U.S. GAAP measure                               $90,668       $0.53

Adjustments to exclude the effect
 of amortization, net of tax                      5,414        0.03
                                                  -----        ----

Adjusted figures                                $96,082       $0.56
                                                =======       =====

(1) Amounts may not add due to rounding.


                      Forward-looking Guidance
                      ------------------------
          for the Three Months Ended December 31, 2004
          --------------------------------------------

                                  Earnings Per Share Range
                                        - Diluted
                                  ------------------------
U.S. GAAP measure                      $0.23 to $0.25

Adjustments to exclude the
 effect of amortization,
  net of tax                                $0.02
                                            -----

Adjusted figures                       $0.25 to $0.27
                                       ==============


                    Forward-looking Guidance
                    ------------------------
         for the Twelve Months Ended December 31, 2004
         ---------------------------------------------

                                  Earnings Per Share Range
                                         - Diluted
                                  ------------------------

U.S. GAAP measure                        $0.69 to $0.71

Adjustments to exclude the
 effects, net of tax, of
  amortization, in process
  research and development
   and debt issuance costs                    $0.20
                                              -----

Adjusted figures                         $0.89 to $0.91
                                         ==============


    CONTACT: Citrix Systems, Inc., Fort Lauderdale
             For media inquiries:
             Eric Armstrong, 954-267-2977
             eric.armstrong@citrix.com
             or
             For investor inquiries:
             Jeff Lilly, 954-267-2886
             jeff.lilly@citrix.com